Exhibit 10.2

February 15, 2007

By E-Mail

Mary Kowenhoven

Dear Mary:

On behalf of DaVita Inc., I am pleased to confirm your offer of employment at our Casa DaVita location. We look forward to your first day of work on March 26, 2007. You will be working as the Vice President, Strategy, reporting to me. The following represents the terms and conditions in this regard:

As we discussed, your base salary for this position has been set at $200,000 per annum, less standard deductions and authorized withholdings. Your position is exempt under the wage and hour laws. You will be paid bi-weekly pursuant to our normal payroll practices. Your status will be that of a regular full-time benefit eligible teammate. In addition, you will be eligible to receive an annual performance bonus between zero and $125,000 (you are guaranteed a minimum bonus of 40% of your bonus potential for the first year), which is a discretionary bonus and which is payable in a manner consistent with our practices and procedures. Any further salary increases will be based upon DaVita’s compensation program and your performance.

You will be eligible to receive health and disability insurance benefits, as well as other related benefits, under the same terms and conditions generally applicable to DaVita teammates at the similar level of compensation and responsibility. You will be eligible to participate in DaVita’s health and disability insurance plans on the first of the month after you have completed two (2) months of continuous employment. You will be receiving an enrollment kit outlining your choices.

On your hire date, the Company will issue you a grant of Stock-settled Stock Appreciation Rights (“SSARs”) on a base number of 22,000 shares of DaVita common stock. This SSAR grant will have a five-year term and will vest 25% on the first anniversary date of the grant, 8.33% on the 20th month after the grant date, and 8.33% every four months thereafter. The exercise price will be the closing price of DaVita common stock as reported on the New York Stock Exchange on the start date of your employment. The terms of the SSAR grant will be set forth in a separate SSAR agreement to be signed by both you and the Company. I am enclosing a copy of our form SSAR agreement for your review, as well as our Management Share Ownership Policy for your review.

It is understood and agreed that your employment will be at-will, and either you or DaVita may terminate the relationship at any time, for any or no reason, with or without notice. The terms of this letter, therefore, do not, and are not intended to, create an express or implied contract of employment.

Your at-will employment relationship may only be modified by a written agreement, signed by an officer or director of DaVita.

It is also understood and agreed that, by virtue of your employment with DaVita, you will gain special knowledge and familiarity with the needs and requirement of the Company, its customers, and business partners, and that but for your employment with DaVita, you would not have contact with such customers and business partners. You also acknowledge that, as a result of your employment, you will acquire trade secrets and confidential information of DaVita. In consideration for receiving such special knowledge and information, you agree to comply with the terms of the Noncompetition, Nonsolicitation, and Confidentiality Agreement, which is attached and which is incorporated herein by reference.

Please note that this offer is contingent upon successful completion & receipt of our pre-employment drug test and background check and a pre-employment physical (use where applicable) results before your first day of employment. Please contact Lisa Joins at 310-536-2566 to arrange for a pre-employment drug test or enclosed are instructions on where to go for the drug test, as well as the form that you will need to take with you to the collection site.

If you accept the terms of this offer, please sign the letter below and return it to me as soon as possible. We look forward to your first day of work, and being a part of DaVita’s efforts and mission to be the Provider, Partner and Employer of Choice. If you have any questions, or if I may provide further information, please do not hesitate to contact me directly.

Sincerely,

Kent J. Thiry
Chairman and Chief Executive Officer

I accept the position of Vice President, Strategy under the terms and conditions outlined above.

/s/ Mary Kowenhoven	2/15/07
Mary Kowenhoven	Date